RESTATED ARTICLES OF INCORPORATION

OF

TWIN DISC, INCORPORATED

ARTICLE I.

The name of this Corporation shall be:

“TWIN DISC, INCORPORATED”

ARTICLE II.

     The purpose or purposes for which this Corporation is organized is to engage in any lawful activities within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes. In particular, but without limitation thereto by reason of such enumeration or restriction upon exercise of any powers, objects or purposes which this Corporation is empowered to exercise under the Wisconsin Business Corporation Law, this Corporation may and shall have as its powers, objects and purposes to manufacture, produce, buy, sell, deal and dispose of all kinds of goods, wares, merchandise, manufactures, products, commodities and supplies, either of its own design or under license from others of their design, and in general to carry on a manufacturing business on its own behalf or as a contractor therefor in any state, district or country, and to acquire, own, use, convey, lease, sell, pledge, mortgage, encumber and otherwise dispose of real and personal property, tangible and intangible property, property of mixed characteristics, patents, franchises, privileges, and rights of any and all kinds and wheresoever situated, and to borrow such funds and issue evidences of indebtedness of any and all kinds therefor, and to secure the same, all in such fashion as is deemed to be in the best interests of the Corporation.

ARTICLE III.

     A. The capital stock of this Corporation shall consist of 30,000,000 shares of common stock without nominal or par value and 200,000 shares of no-par preferred stock, the latter as more fully hereinafter provided.

     No holder of shares of capital stock of this Corporation shall have any preemptive, preferential or other right to subscribe for or purchase any part of the unissued capital stock or capital stock of this Corporation held in the corporate treasury, whether now or hereafter authorized, or of other securities of this Corporation of any type or class which are convertible into capital stock of this Corporation excepting as the preferred shares herein provided may be made convertible into shares of the common stock of this Corporation.

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     Shares of preferred stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof, and the number of shares of preference stock to be issued shall be determined from time to time by the Board of Directors. Each such series may differ from every other series already outstanding as may be determined from time to time by the Board of Directors prior to the issuance of any shares thereof, in any or all of the following, but in not other, respects:

(a)	The rate of dividend which the preferred stock of any such series shall be entitled to receive;

(b)	The price at and the terms and conditions upon which such shares may be redeemed;

(c)	The amount payable upon such shares in the event of voluntary or involuntary liquidation;

(d)	Sinking fund provisions for the redemption or purchase of such shares;

(e)	The terms and conditions upon which such shares may be converted into shares of common stock, if the shares of any series are issued with the privilege of conversion.

     Except as to the matters expressly set forth hereinabove, all series of the preferred stock whenever designated and issued shall have the same preferences, limitations, and relative rights and shall rank equally, share ratably, and be identical in all respects as to all other matters. All shares of one series of preferred stock shall be alike in every particular and each series of preferred stock shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

     Before any dividends shall be paid or set apart for payment upon the common stock, the holders of preferred stock shall be entitled to receive dividends at the rate per annum specified by the Board of Directors as above provided, and no more, payable at such times in each year as may be fixed by the Board of Directors out of the unreserved and unrestricted earned surplus of the Corporation or any net capital surplus legally available for the payment of such dividends. All dividends on preferred stock shall be cumulative. The holders, however, shall not be entitled to participate in any other earnings or profits of the Corporation except for such premiums, if any, as may be payable in ease of redemption, liquidation, dissolution or winding up.

     Holders of the common stock and of the preferred stock of the Corporation shall be entitled to one vote for each share held, on all questions on which shareholders of the Corporation are entitled to vote. Holders of each class of stock shall also have such right to vote as a class as is provided by the applicable statutes of the State of Wisconsin.

     B. Pursuant to the authority vested in the Board of Directors Corporation in accordance with the provisions of its Restated Articles of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof

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and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Preferred Stock” and the number of shares constituting such series shall be 150,000.

     Section 2. Dividends and Distributions.

     (A) Subject to the prior and superior rights of the holders of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Preferred Stock with respect to dividends, the holders of shares of Series A Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $5.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, without par value of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Preferred Stock. In the event the Corporation shall at any time after June 17, 1988 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $5.00 per share on the Series A Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Preferred Stock, unless the date of issue of such

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shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     Section 3. Voting Rights. The holders of shares of Series A Junior Preferred Stock shall have the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

     (C) (i) If at any time dividends on any Series A Junior Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

     (ii) During any default period, such voting right of the holders of Series A Junior Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of the Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to

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elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Preferred Stock.

     (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

     (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

     (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the articles of incorporation or bylaws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the articles of incorporation or by-laws). Any vacancies in the Board of Directors

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effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

     (D) Except as set forth herein, holders of Series A Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4. Certain Restrictions.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

     (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock;

     (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Preferred Stock;

     (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

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     Section 5. Reacquired Shares. Any shares of Series A Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. Liquidation, Dissolution or Winding Up.

     (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Preferred Stock shall have received a premium of $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Preferred Stock and Common Stock, respectively, holders of Series A Junior Preferred Stock, as a further premium upon such liquidation, dissolution or winding up of the Company, and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

     (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8. Optional Redemption.

     (A) The Corporation shall have the right to redeem the Series A Junior Preferred Stock at any time, either in whole or in such portions as from time to time the Board of Directors may determine, at a redemption price equal to, subject to the provision for adjustment hereinafter set forth, 100 times the “current per share market price” of the Common Stock on the date of the mailing of the notice of redemption, plus an amount equal to accrued and unpaid dividends thereon to the date fixed for redemption (the “Redemption Date”) (the total sum so payable upon any redemption being hereinafter referred to as the “Redemption Price”). In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were otherwise entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. The “current per share market price” on any date shall be deemed to be the average of the closing price per share of such Common Stock for the 10 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”)

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or such other system then in use or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation. If on such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation shall be used. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of Wisconsin are not authorized or obligated by law or executive order to close.

     (B) At its election, the Corporation, on or prior to the Redemption Date, may deposit the aggregate of the Redemption Price of the shares so to be redeemed with such responsible bank or trust company in Milwaukee, Wisconsin (hereinafter referred to as the “Depositary”), as may be designated by the Board of Directors, in trust for payment on and after the Redemption Date to the holders of the Series A Junior Preferred Stock then to be redeemed. If less than the whole amount of the outstanding Series A Junior Preferred Stock of any particular series shall be redeemed at any time the shares thereof to be redeemed shall be selected pro rata, by lot, or in such other manner as the Board of Directors in its discretion may determine. Notice of any such redemption shall be mailed to each holder of record of the shares of the Series A Junior Preferred Stock so to be redeemed, at his address registered with the Corporation, not more than 60 nor less than 30 days prior to the Redemption Date, and if less than all the shares owned by such shareholder are then to be redeemed the notice shall specify the shares which are to be redeemed. Notice of redemption having been so given, the shares therein designated for redemption shall not be entitled to any dividends which may be declared after the Redemption Date specified in such notice, unless default be made in the payment or deposit of the Redemption Price, and on such Redemption Date, or any date prior thereto on which the deposit herein provided for shall have been made, all rights of the respective holders of the said shares, as shareholders of the Corporation by reason of the ownership of such shares, shall cease, except the right to receive the Redemption Price of such shares upon presentation and surrender of their respective certificates representing the said shares (and except also the right to receive from the Depositary on any quarterly dividend date which may intervene between the deposit of monies and the Redemption Date the amount of such quarterly dividend); and such shares shall not after such Redemption Date or date of deposit be deemed to be outstanding. In case less than all the shares represented by such certificates are redeemed a new certificate shall be issued representing the unredeemed shares.

     (C) In case the holder of shares of Series A Junior Preferred Stock which shall have been called for redemption shall not, within 5 years after the Redemption Date, claim the amount deposited with respect to the redemption thereof, and the Depositary shall, upon demand, pay over to the Corporation such unclaimed amount, then the Depositary shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof. Any interest accrued on any funds so deposited shall belong to the Corporation.

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     (D) All shares of Series A Junior Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

     Section 9. Ranking. The Series A Junior Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Section 10. Amendment. At such time as shares of Series A Junior Preferred Stock are outstanding, the Restated Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Preferred Stock, voting separately as a class.

     Section 11. Fractional Shares. Series A Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Preferred Stock.

ARTICLE IV.

     (a) Except as set forth in parts (b) and (e) of this Article, the affirmative vote or consent of the holders of shares of all classes of stock of the Corporation possessing four-fifths of the voting rights in elections of Directors, considered for the purposes of this Article as one class, shall be required:

     (i) for the adoption of any agreement for the merger or consolidation of this Corporation with or into any other corporation, or

     (ii) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of any substantial part of the assets of the Corporation or any subsidiary of the Corporation to any other corporation, or

     (iii) to authorize the issuance or transfer by this Corporation of securities of this Corporation in exchange for the securities or assets of any other corporation.

     Such affirmative vote or consent shall be in lieu of the vote or consent of the holders of the stock of the Corporation otherwise required by law, these Articles of Incorporation, or any agreement or contract to which the Corporation is a party.

     (b) The provisions of Subparagraph (a) of this Article shall not be applicable to any transaction described therein if such transaction is approved by resolution of the Board of Directors of this Corporation, provided that the majority of the members of the Board of Directors voting for approval of such transaction were duly elected and acting members of the

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Board of Directors prior to the time that any such other corporation became a beneficial owner of shares of stock of the Corporation possessing more than 10% of the voting rights in elections of Directors.

     (c) For the purposes of this Article, any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation which such entity has the right to acquire pursuant to any agreement or upon exercise of conversion rights, warranties or options or otherwise or which are beneficially owned, directly or indirectly, by any other corporation, person or entity with which it or its “affiliate” or an “associate” has any agreement, understanding or contract for the purpose of acquiring, holding, voting or disposing of stock of the Corporation or which its “affiliate” or “associate,” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934 in effect January 1, 1970.

     (d) The Board of Directors of this Corporation shall have the power and duty to determine for the purposes of this Article on the basis of information known to the Corporation whether such other corporation, person or entity beneficially owns more than 10% of the outstanding shares of stock of the Corporation entitled to vote in elections of Directors, and whether it is an affiliate or associate of another as defined above, and whether the agreement, contract or understanding referred to in Subparagraph (e) of this Article is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Article.

     (e) The provisions of Subparagraph (a) of this Article shall further be inapplicable to any of the transactions therein described if the Board of Directors of this Corporation shall by resolution have approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction prior to the time that such other corporation or entity shall have become a beneficial holder of more than 10% of the outstanding shares of stock of this Corporation entitled to vote in elections of Directors.

     (f) No amendment to the Articles of Incorporation of this Corporation shall amend, alter, change or repeal any of the provisions of this Article unless the amendment affecting such amendment, alteration or repeal shall receive the affirmative vote or consent of the holders of four-fifths of all classes of the stock of the Corporation entitled to vote in elections of Directors, considered for the purposes of this Article as one class.

ARTICLE V.

     The Board of Directors of this Corporation shall consist of such number of members as the By-Laws may provide, but not less than seven (7) members. Members of the Board of Directors shall have such qualifications and shall be elected in such manner, including division into classes for election, as may from time to time be provided by the By-Laws of this Corporation.

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ARTICLE VI.

The period of existence of this Corporation shall be perpetual.

ARTICLE VII.

     The address of the registered office of this Corporation at the time of the adoption of these Restated Articles of Incorporation is 1328 Racine Street, Racine, Wisconsin 53403, and the name of its registered agent at such address is Thomas E. Valentyn.

ARTICLE VIII.

These Articles shall be effective on December 10, 2007.

     These Restated Articles of Incorporation shall supersede and take the place of the heretofore existing Restated Articles of incorporation of this Corporation and any and all amendments thereto.

Signed and the corporate seal affixed on this ____ day of December, 2007.

                                                                                                                                                                                   Chairman, President and Chief Executive Officer

Attest:

Secretary

[Seal]

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